Exhibit 99.1

CNX Reports First Quarter Results;
Record Quarterly Production of 129.5 Bcfe;
Total Production Costs Fall to $2.10 Per Mcfe;
Repurchases $200 million of Common Stock Since October 2017

PITTSBURGH (May 3, 2018) - CNX Resources Corporation (NYSE: CNX) ("CNX" or the company) reported net income attributable to CNX shareholders of $528 million, or earnings of $2.35 per diluted share, compared to a net loss attributable to CNX shareholders of $39 million, or a loss of $0.17 per diluted share, in the first quarter of 2017.

Prior to the company's previously announced acquisition on January 3, 2018, of the remaining 50% membership interest of CNX Gathering LLC ("CNX Gathering") (the "Midstream Acquisition"), the company accounted for its 50% interest in CNX Gathering LLC as an equity method investment. The Midstream Acquisition gave the company controlling interest in CNX Gathering and, through its ownership of the general partner, CNX Midstream Partners LP (NYSE: CNXM) ("CNXM"). As a result, commencing on January 3, 2018, the company's consolidated results include 100% of the results of CNX, CNX Gathering, CNX Midstream GP LLC, and CNXM.

Throughout this release, CNX distinguishes between these consolidated numbers and what is attributable to CNX shareholders, as follows:

Consolidated: Includes 100% of the results of CNX, CNX Gathering, CNX Midstream GP LLC, and CNXM.
Attributable to CNX shareholders: Subtracts out CNX's noncontrolling interest in CNXM, which is approximately 63.91% and is comprised of the limited partner units in CNXM, which were not acquired by CNX.

On a consolidated basis, earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA) from continuing operations1 were $922 million for the 2018 first quarter, compared to negative $2 million in the year-earlier quarter.

On a GAAP basis, the first quarter earnings included the following pre-tax items attributable to continuing operations:

•	Recorded a $52 million unrealized gain on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis;

•	Recorded $9 million in gains on certain assets sales; and

•	Recorded a $624 million gain on the company's previously held equity interest in connection with the Midstream Acquisition.

After adjusting for these and certain other items, which are described in the footnote to the EBITDA reconciliation table, the company had adjusted net income attributable to CNX shareholders1 in the 2018 first quarter of $42 million, or $0.19 per diluted share. Adjusted EBITDAX attributable to CNX shareholders1 was $236 million for the 2018 first quarter, compared to $124 million in the year-earlier quarter. On a consolidated basis, adjusted EBITDAX from continuing operations1 was $259 million for the 2018 first quarter.

During the first quarter of 2018, CNX sold 129.5 Bcfe of natural gas, or an increase of 36% from the 95.0 Bcfe sold in the year-earlier quarter, driven primarily from Utica Shale volumes. Total quarterly production costs decreased to $2.10 per Mcfe, compared to the year-earlier quarter of $2.32 per Mcfe, driven primarily by reductions in transportation, gathering, and compression costs, and depreciation, depletion and amortization (DD&A), offset in part by an increase

Exhibit 99.1

in lease operating expense (LOE). On a consolidated basis, capital expenditures were $232 million, of which $216 million was related to E&P, compared to $104 million spent in the year-earlier quarter.

“Our first full quarter, post spin, was a successful quarter highlighted by strong operational execution; cash flows growing materially; approximately $102 million in asset sales; closing on the previously announced acquisition of the remaining 50% membership interest in CNX Gathering; selling the West Virginia Shirley-Pennsboro gathering system to CNXM for $265 million; additional stacked pay delineation; and the continuation of the share repurchase program," commented Nicholas J. DeIuliis, president and CEO.

During the quarter, CNX received approximately $102 million in proceeds from the sale of assets, which included approximately $88 million for the sale of CNX's shallow oil and gas (SOG) assets, as well as proceeds for the sale of scattered acreage and other miscellaneous assets. In connection with the SOG sale, the buyer assumed approximately $200 million of liabilities primarily associated with asset retirement obligations, which CNX had on its balance sheet.

Also during the quarter, CNX sold its 95% interest in the Shirley-Pennsboro gathering system to CNXM for total cash consideration of $265 million, which substantially returned the investment the company made in the Midstream Acquisition. A sale under common control doesn’t allow for a gain or loss, and as a result this transaction is not reflected under proceeds from asset sales in the cash flow statement due to consolidated accounting rules. In total, however, including the sale of the Shirley-Pennsboro gathering system, CNX sold approximately $367 million of assets during the first quarter of 2018.

The company has continued to utilize cash on the balance sheet to repurchase common stock under its one-year $450 million share repurchase program and has repurchased over 13 million shares for a total price of $200 million since October 2017. The company continues to focus on the capital allocation opportunity to repurchase additional shares using both cash on hand, as well as balance sheet capacity up to its 2.5x leverage ratio target, which the company de-risks through its programmatic hedging strategy incorporating both NYMEX and basis hedges.

1The terms "EBITDA from continuing operations," "adjusted net income attributable to CNX shareholders," "adjusted EBITDAX attributable to CNX shareholders," and " adjusted EBITDAX from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

First Quarter Operations Summary:

In the first quarter of 2018, CNX operated three horizontal rigs and drilled 19 wells: two Utica Shale wells in Monroe County, Ohio; seven Marcellus Shale wells in Greene County, Pennsylvania; and 10 Marcellus Shale wells in Washington County, Pennsylvania.

Also, CNX completed five wells during the quarter: three Marcellus Shale wells in Washington County, Pennsylvania and two deep dry Utica Shale wells, the RHL 11 and Marchand 3M. The RHL 11 is located in Greene County, Pennsylvania, and the Marchand 3M is located in Indiana County, Pennsylvania. These two deep dry Utica Shale wells are still in the early days of their producing lives. Both wells are flowing using managed pressure drawdown production methods and are valuable data points in delineating the Pennsylvania dry Utica Shale and are providing further confidence in understanding the play, as the company moves into commercial stacked pay development.

Marcellus Shale volumes, including liquids, in the 2018 first quarter were 65.9 Bcfe, approximately 14% higher than the 58.0 Bcfe produced in the 2017 first quarter. The increased production is due to new Marcellus Shale wells coming on line late in 2017 and during the first quarter of 2018. Marcellus total production costs were $2.30 per Mcfe in the just-ended quarter, which is a $0.12 per Mcfe increase from the first quarter of 2017 of $2.18 per Mcfe, driven by increases to water disposal costs and processing costs associated with the Shirley-Pennsboro wells that were turned-in-line (TIL) during the third and fourth quarters of 2017.

Utica Shale volumes, including liquids, in the 2018 first quarter were 43.5 Bcfe, approximately 184% higher than the 15.3 Bcfe in the year-earlier quarter, and which is consistent with the company's previously stated expectations that Utica Shale volumes would ramp in the fourth quarter of 2017 and the first quarter of 2018, driven primarily from TIL activity in Monroe County, Ohio. In addition to the production, the ramp in Monroe County volumes also benefited overall Utica Shale total production costs, which were $1.60 per Mcfe in the just-ended quarter, or a $0.56 per Mcfe improvement from the first quarter of 2017 total production costs of $2.16 per Mcfe.

CNX's natural gas production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	March 31, 2018	March 31, 2017	% Increase/(Decrease)	December 31, 2017	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	56.1	52.9	6.0%	53.6	4.7%
Utica Sales Volumes (Bcf)	41.4	11.6	256.9%	30.9	34.0%
CBM Sales Volumes (Bcf)	15.9	16.7	(4.8)%	16.0	(0.6)%
Other Sales Volumes (Bcf)[1]	4.1	4.9	(16.3)%	5.0	(18.0)%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	11.1	8.1	37.0%	12.2	(9.0)%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.1	—%
Condensate Sales Volumes (Bcfe)	0.8	0.7	14.3%	1.1	(27.3)%

TOTAL	129.5	95.0	36.3%	118.9	8.9%

Average Daily Production (MMcfe)	1,439.0	1,055.8		1,292.3
1Other Sales Volumes: primarily related to shallow oil and gas production.
2NGLs, Oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	March 31, 2018	March 31, 2017	December 31, 2017
Average Sales Price - Gas	$2.96	$3.18	$2.29
Average (Loss) Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$(0.14)	$(0.55)	$0.19
Average Sales Price - Oil*	$9.41	$7.40	$7.58
Average Sales Price - NGLs*	$4.58	$4.86	$5.08
Average Sales Price - Condensate*	$8.22	$5.64	$7.68

Average Sales Price - Total Company	$3.00	$2.85	$2.80

Lease Operating Expense	$0.28	$0.23	$0.21
Production, Ad Valorem, and Other Fees	0.07	0.09	0.08
Transportation, Gathering and Compression	0.86	0.99	0.87
Depreciation, Depletion and Amortization (DD&A)	0.89	1.01	1.01
Total Production Costs	$2.10	$2.32	$2.17
Margin	$0.90	$0.53	$0.63

Addback: DD&A	$0.89	$1.01	$1.01
Margin, before DD&A	$1.79	$1.54	$1.64
*NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Operating Expenses.

The average sales price of $3.00 per Mcfe, when combined with unit costs of $2.10 per Mcfe, resulted in a margin of $0.90 per Mcfe. This was an increase when compared to the year-earlier quarter, due to improvements in average sales price and total production costs.

Marketing Update:
For the first quarter of 2018, CNX's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $3.00 per Mcfe. CNX's average price for natural gas was $2.96 per Mcf for the quarter and, including cash settlements from hedging, was $2.82 per Mcf. The average realized price for all liquids for the first quarter of 2018 was $29.15 per barrel.

CNX's weighted average differential from NYMEX in the first quarter of 2018 was negative $0.21 per MMBtu. With an improved Henry Hub price coupled with an improved differential, CNX's average sales price for natural gas before hedging improved 29% to $2.96 per Mcf compared to the average sales price of $2.29 per Mcf in the fourth quarter of 2017. Including the impact of cash settlements from hedging, the average sales price for natural gas was $0.34 per Mcf higher than the fourth quarter of 2017.

Guidance:
CNX reaffirms its 2018 production guidance of approximately 500-525 Bcfe and total 2018 capital expenditures attributable to CNX of approximately $790-$915 million.

The company also reaffirms adjusted 2018 EBITDAX attributable to CNX of $825-$850 million, which includes approximately $60-$90 million of EBITDA attributable to CNX’s ownership in CNXM.

Total hedged natural gas production in the 2018 second quarter is 93.8 Bcf. The annual gas hedge position is shown in the table below:

	2018	2019
Volumes Hedged (Bcf), as of 4/23/18	374.5*	335.8
*Includes actual settlements of 117.5 Bcf.

CNX's hedged gas volumes include a combination of NYMEX financial hedges and physical fixed price sales. In addition, to protect the NYMEX hedge volumes from basis exposure, CNX enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CNX's gas hedge position through 2021 is shown in the table below:

	Q2 2018	2018	2019	2020	2021
NYMEX Only Hedges
Volumes (Bcf)	89.5	357.2	323.0	223.9	173.3
Average Prices ($/Mcf)	$3.13	$3.15	$3.03	$3.09	$3.01
Physical Fixed Price Sales
Volumes (Bcf)	4.3	17.3	12.8	11.0	21.3
Average Prices ($/Mcf)	$2.60	$2.62	$2.49	$2.44	$2.46
Total Volumes Hedged (Bcf)[1]	93.8	374.5	335.8	234.9	194.6

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	93.8	374.5	312.8	205.6	194.6
Average Prices ($/Mcf)	$2.75	$2.77	$2.68	$2.72	$2.54
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	—	—	23.0	29.3	—
Average Prices ($/Mcf)	$—	$—	$3.03	$3.09	$—
Total Volumes Hedged (Bcf)[1]	93.8	374.5	335.8	234.9	194.6
1Q2 2018, 2018, and 2021 exclude 2.3 Bcf, 14.2 Bcf, and 4.0 Bcf, respectively, of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q2 2018, 2018, 2019, 2020, and 2021 of 24.0 Bcf, 92.6 Bcf, 102.1 Bcf, 67.2 Bcf, and 67.5 Bcf, respectively.

During the first quarter of 2018, CNX added additional NYMEX natural gas hedges of 80.5 Bcf, 41.6 Bcf, 25.6 Bcf, and 19.8 Bcf for 2019, 2020, 2021, and 2022 respectively. To help mitigate basis exposure on NYMEX hedges, in the first quarter CNX added 0.4 Bcf, 54.3 Bcf, 27.3 Bcf, 54.4 Bcf, and 56.8 Bcf of basis hedges for 2018, 2019, 2020, 2021, and 2022, respectively.

Note: CNX is unable to provide a reconciliation of projected Adjusted EBITDAX to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing, and potential significance of certain income statement items.

Finance:
At March 31, 2018, the company's credit facility had no borrowings outstanding and $253 million of letters of credit outstanding, leaving $1,847 million of unused capacity. In addition, CNX holds 21.7 million CNXM limited partnership units with a current market value of approximately $400 million as of April 19, 2018.
During the quarter, CNX amended and restated its senior secured revolving credit facility, which expires on March 8, 2023. The credit facility increased lenders' commitments from $1.5 billion to $2.1 billion with an accordion feature that allows the company to increase the commitments to $3.0 billion. The initial borrowing base increased from $2.0 billion to $2.5 billion.
During the quarter, CNX purchased $391 million of its outstanding 5.875% senior notes due in April 2022. As part of this transaction, a loss of $16 million was included in Loss on Debt Extinguishment on the Consolidated Statements of Income.

Also during the first quarter, the company bought back 5.8 million additional shares bringing the total amount of shares repurchased since the inception of the program in October 2017 to over 13 million shares for $200 million. As of April 16, 2018, CNX's shares outstanding were 217,910,959. The company has approximately $250 million remaining on its one-year $450 million share repurchase program, which expires in September 2018.

About CNX
CNX Resources Corporation (NYSE: CNX) is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2017, CNX had 7.6 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDAX is defined as EBITDA after adjusting for the discrete items listed below, including exploration expense. Although EBIT, EBITDA, and Adjusted EBITDAX are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from Adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDAX identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDAX to financial net income attributable to CNX Resources Shareholders is as follows (dollars in 000):

	Three Months Ended
	March 31,
	2018	2018	2018	2018	2017
Dollars in thousands	E&P	Midstream	Unallocated[1]	Total Company	Total Company
Net Income (Loss)	$99,809	$35,534	$410,203	$545,546	$(38,966)

Less: Income from Discontinued Operations	—	—	—	—	(52,041)
Add: Interest Expense	36,062	2,489	—	38,551	41,606
Less: Interest Income	(76)	—	—	(76)	(953)
Add: Income Taxes (Benefit)	—	—	213,694	213,694	(47,422)
Earnings Before Interest & Taxes (EBIT)	135,795	38,023	623,897	797,715	(97,776)

Add: Depreciation, Depletion & Amortization	115,866	8,801	—	124,667	95,678

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$251,661	$46,824	$623,897	$922,382	$(2,098)

Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(52,078)	—	—	(52,078)	(24,640)
Gain on Certain Asset Sales	—	(4,737)	(4,750)	(9,487)	—
Gain on Previously Held Equity Interest	—	—	(623,663)	(623,663)	—
Severance Expense	749	65	—	814	230
Put Option Fair Value - Reversal from Prior Year	—	—	(3,500)	(3,500)	—
Other Transaction Fees	1,149	—	—	1,149	—
Loss (Gain) on Debt Extinguishment	—	—	15,635	15,635	(822)
Stock-Based Compensation	4,330	579	—	4,909	3,754
Impairment of E&P Properties	—	—	—	—	137,865
Exploration Expense	2,380	—	—	2,380	9,785
Total Pre-tax Adjustments	(43,470)	(4,093)	(616,278)	(663,841)	126,172

Adjusted EBITDAX from Continuing Operations	$208,191	$42,731	$7,619	$258,541	$124,074

Less: Adjusted EBITDA Attributable to Noncontrolling Interest[2]	—	22,763	—	22,763	—

Adjusted EBITDAX Attributable to CNX Resources Shareholders	$208,191	$19,968	$7,619	$235,778	$124,074
Note: Income tax effect of Total Pre-tax Adjustments (excluding exploration expense) was ($180,679) and $40,306 for the three months ended March 31, 2018 and March 31, 2017, respectively. Adjusted net income attributable to CNX Resources Shareholders for the three months ended March 31, 2018 is calculated as GAAP net income attributable to CNX shareholders of $527,563 less total pre-tax adjustments from the above table of ($666,221), plus the associated tax expense of ($180,679) equals the adjusted net income attributable to CNX shareholders of $42,021.
1CNX's unallocated expenses include other expense, gain on sale of assets, loss on debt extinguishment and income taxes.

2Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended March 31, 2018 is Net Income Attributable to Noncontrolling interest of $17,983 plus Depreciation, Depletion and Amortization of $2,707, plus Interest Expense of $1,699, plus Stock-based compensation of $374. Calculated by taking an average noncontrolling interest percentage of 63.91%.

Management uses net debt to determine the company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt attributable to CNX Resources shareholders is useful to investors in determining the company's leverage ratio since the company could choose to use its cash and cash equivalents to retire debt.

Net Debt Attributable to CNX Resources Shareholders	March 31, 2018
	E&P	Midstream	Total
Total Debt (GAAP)[1]	$1,824,020	$412,647	$2,236,667
Less Cash and Cash Equivalents	76,608	5,882	82,490
Net Debt (Non-GAAP)	1,747,412	406,765	2,154,177
Net Debt Attributable to Noncontrolling Interest[2]	—	260,867	260,867
Net Debt Attributable to CNX Resources Shareholders	$1,747,412	$145,898	$1,893,310
1Includes current portion.
2Calculated by taking an average noncontrolling interest percentage of 63.91%

Cautionary Statements
We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in 21E of the Securities Exchange Act of 1934 (the "Exchange Act")) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "will," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe a strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: prices for natural gas and natural gas liquids are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas and natural gas liquids affecting our operating results and cash flows; our dependence on gathering, processing and transportation facilities and other midstream facilities owned by CNXM and others; disruption of, capacity constraints in, or proximity to pipeline systems that could limit sales of our natural gas and natural gas liquids, and decreases in availability of third-party pipelines or other midstream facilities interconnected to CNXM’s gathering systems; uncertainties in estimating our economically recoverable natural gas reserves, and inaccuracies in our estimates; the high-risk nature of drilling natural gas wells; our identified drilling locations are scheduled out over multiple years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and for our securities; environmental regulations introduce uncertainty that could adversely impact the market for natural gas with potential short and long-term liabilities; the risks inherent in natural gas operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions that could impact financial results; decreases in the availability of, or increases in the price of, required personnel, services, equipment, parts and raw materials to support our operations; if natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record write-downs of our proved natural gas properties; a loss of our competitive position because of the competitive nature of the natural gas industry or overcapacity in this industry impairing our profitability; deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions; hedging activities may prevent us from benefiting from price increases and may expose us to other risks; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations; significant costs and liabilities may be incurred as a result of pipeline and related facility integrity management program testing and any related pipeline repair or preventative or remedial measures; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of or recycle water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the outcomes of various legal proceedings, including those which are more fully described in our reports filed under the Exchange Act; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; risks associated with our debt; failure to find or acquire economically recoverable natural gas reserves to replace our current natural gas reserves; decrease in our borrowing base, which could decrease for a variety of reasons including lower natural gas prices, declines in natural gas proved reserves, and lending requirements or regulations; we may operate a portion of our business with one or more joint venture partners or in circumstances where we are not the operator, which may restrict our operational and corporate flexibility and we may not realize the benefits we expect to realize from a joint venture; changes in federal or state income tax laws, particularly in the area of intangible drilling costs; challenges associated with strategic determinations, including the allocation of capital and other resources to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development, require substantial capital expenditures; terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations; construction of new gathering, compression, dehydration, treating or other midstream assets by CNXM may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks; our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel; we may not achieve some or all of the expected benefits of the separation of CONSOL Energy; CONSOL Energy may fail to perform under various transaction agreements that were executed as part of the separation, including with respect to indemnification obligations; CONSOL Energy may not be able to satisfy its indemnification obligations in the future and such indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which CONSOL Energy has been allocated responsibility; and the separation could result in substantial tax liability. Additional factors are described in detail under the captions "Forward Looking Statements" and "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, as supplemented by our quarterly reports on Form 10-Q.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Revenues and Other Operating Income:	2018	2017
Natural Gas, NGLs and Oil Revenue	$405,623	$317,763
Gain (Loss) on Commodity Derivative Instruments	35,087	(22,463)
Purchased Gas Revenue	18,055	8,979
Midstream Revenue	26,254	—
Other Operating Income	10,710	15,650
Total Revenue and Other Operating Income	495,729	319,929
Costs and Expenses:
Operating Expense
Lease Operating Expense	36,810	21,633
Transportation, Gathering and Compression	86,261	94,332
Production, Ad Valorem, and Other Fees	9,233	9,329
Depreciation, Depletion and Amortization	124,667	95,678
Exploration and Production Related Other Costs	2,380	9,785
Purchased Gas Costs	17,054	8,895
Impairment of Exploration and Production Properties	—	137,865
Selling, General, and Administrative Costs	31,349	21,802
Other Operating Expense	16,047	18,176
Total Operating Expense	323,801	417,495
Other (Income) Expense
Other (Income) Expense	(6,493)	4,075
Gain on Asset Sales	(11,342)	(3,996)
Gain on Previously Held Equity Interest	(623,663)	—
Loss (Gain) on Debt Extinguishment	15,635	(822)
Interest Expense	38,551	41,606
Total Other (Income) Expense	(587,312)	40,863
Total Costs And Expenses	(263,511)	458,358
Earnings (Loss) From Continuing Operations Before Income Tax	759,240	(138,429)
Income Tax Expense (Benefit)	213,694	(47,422)
Income (Loss) From Continuing Operations	545,546	(91,007)
Income From Discontinued Operations, net	—	52,041
Net Income (Loss)	545,546	(38,966)
Less: Net Income Attributable to Noncontrolling Interest	17,983	—
Net Income (Loss) Attributable to CNX Resources Shareholders	$527,563	$(38,966)

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Earnings (Loss) Per Share	2018	2017
Basic
Income (Loss) from Continuing Operations	$2.38	$(0.40)
Income from Discontinued Operations	—	0.23
Total Basic Earnings (Loss) Per Share	$2.38	$(0.17)
Dilutive
Income (Loss) from Continuing Operations	$2.35	$(0.40)
Income from Discontinued Operations	—	0.23
Total Dilutive Earnings (Loss) Per Share	$2.35	$(0.17)

Dividends Declared Per Share	$—	$—

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
(Dollars in thousands)	March 31,
(Unaudited)	2018	2017
Net Income (Loss)	$545,546	$(38,966)
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($94), ($2,052))	170	3,502

Comprehensive Income (Loss)	545,716	(35,464)

Less: Comprehensive Income Attributable to Noncontrolling Interest	17,983	—

Comprehensive Income (Loss) Attributable to CNX Resources Shareholders	$527,733	$(35,464)

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and Cash Equivalents	$82,490	$509,167
Accounts and Notes Receivable:
Trade	157,605	156,817
Other Receivables	43,344	48,908
Supplies Inventories	10,676	10,742
Recoverable Income Taxes	20,178	31,523
Prepaid Expenses	92,651	95,347
Total Current Assets	406,944	852,504
Property, Plant and Equipment:
Property, Plant and Equipment	9,103,351	9,316,495
Less—Accumulated Depreciation, Depletion and Amortization	2,481,535	3,526,742
Total Property, Plant and Equipment—Net	6,621,816	5,789,753
Other Assets:
Investment in Affiliates	20,678	197,921
Goodwill	796,359	—
Other Intangible Assets	126,859	—
Other	149,573	91,735
Total Other Assets	1,093,469	289,656
TOTAL ASSETS	$8,122,229	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	March 31, 2018	December 31, 2017
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$193,901	$211,161
Current Portion of Long-Term Debt	6,891	7,111
Other Accrued Liabilities	236,879	223,407
Total Current Liabilities	437,671	441,679
Long-Term Debt:
Long-Term Debt	2,211,165	2,187,026
Capital Lease Obligations	18,611	20,347
Total Long-Term Debt	2,229,776	2,207,373
Deferred Credits and Other Liabilities:
Deferred Income Taxes	258,220	44,373
Asset Retirement Obligations	7,985	198,768
Other	120,671	139,821
Total Deferred Credits and Other Liabilities	386,876	382,962
TOTAL LIABILITIES	3,054,323	3,032,014
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 218,639,873 Issued and Outstanding at March 31, 2018; 223,743,322 Issued and Outstanding at December 31, 2017	2,190	2,241
Capital in Excess of Par Value	2,409,475	2,450,323
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	1,940,882	1,455,811
Accumulated Other Comprehensive Loss	(8,306)	(8,476)
Total CNX Resources Stockholders’ Equity	4,344,241	3,899,899
Noncontrolling Interest	723,665	—
TOTAL STOCKHOLDERS' EQUITY	5,067,906	3,899,899
TOTAL LIABILITIES AND EQUITY	$8,122,229	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CNX Resources Corporation Stockholders’ Equity	Non- Controlling Interest	Total Stockholders' Equity
Balance at December 31, 2017	$2,241	$2,450,323	$1,455,811	$(8,476)	$3,899,899	$—	$3,899,899
(Unaudited)
Net Income	—	—	527,563	—	527,563	17,983	545,546
Other Comprehensive Income (Net of ($94) Tax)	—	—	—	170	170	—	170
Comprehensive Income	—	—	527,563	170	527,733	17,983	545,716
Issuance of Common Stock	6	1,050	—	—	1,056	—	1,056
Purchase and Retirement of Common Stock (5,785,900 shares)	(57)	(46,229)	(37,677)	—	(83,963)	—	(83,963)
Shares Withheld for Taxes	—	—	(4,815)	—	(4,815)	(347)	(5,162)
Acquisition of CNX Gathering, LLC	—	—	—	—	—	718,577	718,577
Amortization of Stock-Based Compensation Awards	—	4,331	—	—	4,331	579	4,910
Distributions to CNXM Noncontrolling Interest Holders	—	—	—	—	—	(13,127)	(13,127)
Balance at March 31, 2018	$2,190	$2,409,475	$1,940,882	$(8,306)	$4,344,241	$723,665	$5,067,906

CNX RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended
(Unaudited)	March 31,
Cash Flows from Operating Activities:	2018	2017
Net Income (Loss)	$545,546	$(38,966)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Net Income from Discontinued Operations	—	(52,041)
Depreciation, Depletion and Amortization	124,667	95,678
Amortization of Deferred Financing Costs	3,043	—
Impairment of Exploration and Production Properties	—	137,865
Stock-Based Compensation	4,910	3,754
Gain on Sale of Assets	(11,342)	(3,996)
Gain on Previously Held Equity Interest	(623,663)	—
Loss (Gain) on Debt Extinguishment	15,635	(822)
(Gain) Loss on Commodity Derivative Instruments	(35,087)	22,463
Net Cash Paid in Settlement of Commodity Derivative Instruments	(16,991)	(47,103)
Deferred Income Taxes	213,694	(24,321)
Equity in Earnings of Affiliates	(1,778)	(12,330)
Changes in Operating Assets:
Accounts and Notes Receivable	14,505	9,969
Recoverable Income Taxes	11,345	(7,704)
Supplies Inventories	66	592
Prepaid Expenses	(1,055)	437
Changes in Operating Liabilities:
Accounts Payable	2,152	24,954
Accrued Interest	24,905	35,769
Other Operating Liabilities	(5,251)	11,997
Changes in Other Liabilities	(5,500)	(4,051)
Other	(461)	10,930
Net Cash Provided by Continuing Operating Activities	259,340	163,074
Net Cash Provided by Discontinued Operating Activities	—	48,721
Net Cash Provided by Operating Activities	259,340	211,795
Cash Flows from Investing Activities:
Capital Expenditures	(232,485)	(103,922)
CNX Gathering, LLC Acquisition, Net of Cash Acquired	(299,272)	—
Proceeds from Asset Sales	101,763	9,868
Net Distributions from Equity Affiliates	3,650	5,909
Net Cash Used in Continuing Investing Activities	(426,344)	(88,145)
Net Cash Provided by Discontinued Investing Activities	—	503
Net Cash Used in Investing Activities	(426,344)	(87,642)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(2,042)	(1,953)
Payments on Long-Term Notes	(405,419)	(98,243)
Net Payments on CNXM Revolving Credit Facility	(129,500)	—
Proceeds from Issuance of CNXM Senior Notes	394,000	—
Distributions to CNXM Noncontrolling Interest Holders	(13,127)	—
Proceeds from Issuance of Common Stock	1,056	494
Shares Withheld for Taxes	(5,162)	(6,278)
Purchases of Common Stock	(80,879)	—
Debt Repurchase and Financing Fees	(18,600)	(250)
Net Cash Used in Continuing Financing Activities	(259,673)	(106,230)
Net Cash Used in Discontinued Financing Activities	—	(10,456)
Net Cash Used in Financing Activities	(259,673)	(116,686)
Net (Decrease) Increase in Cash and Cash Equivalents	(426,677)	7,467
Cash and Cash Equivalents at Beginning of Period	509,167	46,299
Cash and Cash Equivalents at End of Period	$82,490	$53,766